Exhibit 99.2

June 5, 2017

The Board of Directors of Forestar Group Inc.

8300 Bee Cave Rd., Ste. 500

Austin, Texas 78746

Gentlemen:

On behalf of D.R. Horton, Inc. (“D.R. Horton”), I am pleased to submit our proposal for a transaction in which we would acquire 75% of the currently outstanding shares of Forestar Group Inc. (“Forestar”) for $16.25 per share in cash. This proposal represents a 14% premium over the purchase price to be paid to the Forestar stockholders pursuant to the existing Starwood Capital merger agreement. It would deliver substantial cash to Forestar’s stockholders, while enabling them to participate in the significant opportunities for value creation that D.R. Horton’s proposal would provide Forestar.

This transaction would establish a strategic relationship between D.R. Horton and Forestar. Leveraging D.R. Horton’s existing infrastructure, people and relationships, the Forestar business would benefit from significant advantages of scale with potential to become the leading national, publicly traded land development company, selling finished lots to D.R. Horton and other homebuilders. Forestar would be led by new executive chairman Don Tomnitz, who served as CEO of D.R. Horton for over 15 years, and a strong management team that is expected to include Forestar’s talented existing leaders and employees.

We urge you to take prompt action under the terms of your existing merger agreement with Starwood to enable us to commence immediate discussions that allow your stockholders to receive compelling value in a transaction that would be transformative to Forestar.

Our proposed transaction would be effected through a merger of a newly formed, wholly owned subsidiary of D.R. Horton with Forestar (the “Merger”). The Merger would have a “cash election” feature in which Forestar stockholders would have the right to elect, for each share of common stock held, either to receive $16.25 per share in cash as merger consideration, or to retain such share of the surviving entity (“Forestar Successor”). Cash and stock elections will be prorated, as appropriate, such that 75% of the shares of Forestar common stock outstanding before the Merger are converted into the $16.25 per share cash consideration. Following the Merger, D.R. Horton would own 75% of the outstanding Forestar Successor shares, and existing stockholders would own 25% of the outstanding Forestar Successor shares. Forestar would remain a public company and the common shares of Forestar Successor would continue to be traded on the NYSE following the Merger.

Concurrently with the execution of a merger agreement (the “Definitive Agreement”), we propose that D.R. Horton and Forestar enter into a land-supply arrangement (the “Master Supply Agreement”), the form of which accompanies this letter, under which D.R. Horton and Forestar would collaborate to identify attractive new raw-land assets for Forestar to develop. Following the identification and development of those assets, Forestar would sell developed lots to D.R. Horton and other builders. We believe that the proposed opportunity to partner with America’s largest homebuilder on a long-term land supply arrangement provides Forestar with a unique and compelling growth opportunity. D.R. Horton currently has approximately 227,000 lots owned and under control, and over time we would expect Forestar to be providing a meaningful percentage of our lots under option.

We expect that D.R. Horton and Forestar would also enter into a stockholders agreement, the form of which accompanies this letter, providing D.R. Horton with customary governance rights and restrictions commensurate with the equity interest it would acquire in the Merger.

We believe that our proposal will deliver significant value to, and be enthusiastically supported by, your stockholders. The proposal allows your stockholders to receive a substantial premium to the Starwood price and provides your stockholders the opportunity to participate in the future growth potential of the Forestar/D.R. Horton relationship.

Our proposal provides certainty of closing that is superior to the Starwood transaction. D.R. Horton has the necessary cash and other immediately available funds to complete the transaction. Our proposal is not conditioned upon any regulatory or third party approvals, and we believe that we would be in a position to close the transaction quickly.

We require minimal confirmatory due diligence. Such diligence can be completed simultaneously with our finalization of definitive documentation for the proposed transaction.

The board of directors of D.R. Horton unanimously supports this proposal. We are confident that, after you have considered our proposal, you will agree that its terms are considerably more attractive to your stockholders than the Starwood transaction, that our proposal constitutes or could reasonably be expected to constitute a “Superior Proposal” under the terms of the Starwood merger agreement, and that it would be inconsistent with the Forestar board’s fiduciary duties to Forestar stockholders not to promptly engage in discussions with us regarding our proposal. We respectfully request that you make that determination as soon as possible.

We believe time is of the essence, and we are prepared to engage immediately with the Forestar board and its advisors to undertake confirmatory due diligence and negotiate definitive transaction documentation. We have already dedicated considerable time and resources to an analysis of a potential transaction. We have retained Moelis & Company as our financial advisor and Gibson, Dunn & Crutcher LLP as our legal advisor. Our team is prepared to devote the additional time and resources necessary to ensure a smooth and expedited process. We and our advisors are ready to meet with you and your team at any time to discuss this proposal and to answer any questions you or they may have regarding our proposal. If you have any questions or would like me to clarify any aspect of our proposal, please do not hesitate to call me at (817) 390-8200.

This letter does not create or constitute any legally binding obligation or commitment by us regarding the proposed transaction, and there will be no legally binding agreement between us regarding the proposed transaction unless and until a Definitive Agreement is executed by D.R. Horton and Forestar.

Sincerely,

David Auld
President and Chief Executive Officer

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